Exhibit 10.27

ESI

SENIOR EXECUTIVE SEVERANCE PAY PLAN

ESI provides a Senior Executive Severance Plan (the "Severance Plan") for the Chairman, President and Chief Executive Officer of ESI.

The Severance Plan supersedes any previous severance plan or plans for this individual.

The Severance Plan benefits include:

(a)	severance pay in an amount equal to the lower of:

	(I)	24 months' base salary

	(II)	base salary for the number of months remaining between the termination of employment and normal retirement date, or

	(III)	two times the individual's total annual compensation during the year immediately preceding the individual's termination, and

(b)

continued participation in ESI's employee benefit plans (except for short-term or long-term disability plans and  the Business Travel Accident Plan) during the period that the individual receives severance pay.

The Chairman, President and Chief Executive Officer will be entitled to severance benefits under the Severance Plan  unless their employment is terminated by ESI:

(a)	for cause

(b)	on or after their normal retirement date or,

(c)	as a result of:

	(I)	acceptance of employment, or refusal of comparable employment with a purchaser of ESI.

	(II)	voluntary resignation

	(III)	voluntary retirement

	(IV)	failure to return from an approved leave of absence, including a medical leave of absence

	(V)	death

	(VI)	disability

The severance pay benefits under the Severance Plan will be offset/diminished by the amount of any other severance or separation compensation that the participant receives from ESI and requires that the Chairman, President and Chief Executive Officer refrain from competing with ESI business activities during the term of the severance payout and complies with conduct guidelines in the Employee Handbook.  Severance payments would normally be made semi-monthly over the scheduled term of such payments, but ESI has the option to make such payments in the form of a single lump-sum payment discounted to present value.

•	ESI may determine a need for a retention payment in addition to this Severance Plan

•

If the Chairman, President and Chief Executive Officer is rehired by ESI while receiving severance benefits under the Severance Plan, all payments will cease as of the rehire date; and if ESI paid this person a lump-sum payment of severance benefits and ESI the rehire was prior to the date that severance benefits would have ceased, the Chairman, President and Chief Executive Officer must reimburse ESI for a percentage of the severance benefits determined by dividing the number of weeks during which the severance benefits would have been paid out if such benefits had not been paid out in a lump sum into the number of weeks remaining in such period as of the person's rehire date.

•	The Chairman, President and Chief Executive Officer may only receive severance benefits under one ESI severance plan.